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                                   23(d)(28)

      Amendment to Sub-Advisory Agreement on behalf of Transamerica Equity

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                   AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN
                      TRANSAMERICA FUND ADVISORS, INC. AND
                     TRANSAMERICA INVESTMENT MANAGEMENT, LLC

THIS AMENDMENT is made as of October 27, 2006 to the Sub-Advisory Agreement dated March 1, 2000, as amended (the "Agreement"), between Transamerica Fund Advisors, Inc. ("TFA"), and Transamerica Investment Management, LLC (the "Sub-Adviser"), and on behalf of AEGON/Transamerica Series Trust (the "Trust") and Transamerica Equity (the "Portfolio"). In consideration of the mutual covenants contained herein, the parties agree as follows:

8. COMPENSATION. Effective October 27, 2006, the sub-advisory fee rate for Transamerica Equity is as follows:

          0.35% of the first $500 million of average daily net assets; 0.30% of average daily net assets over $500 million up to $2.5 billion; and 0.25% of average daily net assets over $2.5 billion, and to combine the Portfolio's assets with those of the TA IDEX Transamerica Equity of Transamerica IDEX Mutual Funds for purposes of calculating the fee and applicable breakpoints, less 50% of any amount reimbursed pursuant to the Portfolio's expense limitation arrangement.

In all other respects, the Sub-Advisory Agreement dated March 1, 2000, as amended, is confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed as of October 27, 2006.

ATTEST:                                 TRANSAMERICA FUND ADVISORS, INC.


By: /s/ Gayle A. Morden                 By: /s/ John K. Carter
    ---------------------------------       ------------------------------------
Name: Gayle A. Morden                   Name: John K. Carter
Title: Asst. Vice Pres & Asst. Sec.     Title: President & Chief Executive
                                               Officer


ATTEST:                                 TRANSAMERICA INVESTMENT MANAGEMENT, LLC


By:                                     By: /s/ Geoff Edelstein
    ---------------------------------       ------------------------------------
Name:                                   Name: Geoff Edelstein
      -------------------------------   Title: Managing Director
Title:
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